DISTRIBUTION SERVICES AGREEMENT

     This  agreement  is  made  as  of  August  15,  1998,   between  CollaGenex
Pharmaceuticals, Inc., a Delaware corporation ("Client"), and CORD Logistics, Inc., an Ohio corporation ("CORD").

                             Background Information

     A. Client is, among other things, in the business of developing and marketing pharmaceutical products in the United States, the District of Columbia and Puerto Rico (the "Territory").

     B. CORD is, among other things, in the business of distributing pharmaceutical products to wholesalers, specialty distributors, physicians, clinics, hospitals, retail pharmacies, and other health care providers in the Territory, and of providing Information Systems and other services that support its clients' use of its distribution capabilities.

     C. Client desires to engage CORD as its exclusive distribution agent for Periostat(R) (the "Product") in the Territory, following FDA approval of Periostat(R), and to perform certain other services described in this agreement, all upon the terms and conditions set forth in this agreement.

                             Statement of Agreement

     Customer and CORD (the "Parties") hereby acknowledge the accuracy of the above Background Information and agree as follows:

     Section 1. Appointment. Upon the terms and conditions described in this agreement, Customer hereby appoints CORD as its exclusive distribution agent in the Territory for distribution of the Product and Product samples (collectively, the "Product") to Clients's direct customers ("Customers").

     CORD's services to Client shall be as described below and in the Operating Guidelines (defined in Section 6) to this agreement (the "Services"). Changes to such Operating Guidelines may only be made with the prior written approval of CORD and Client. Such requirements in the Operating Guidelines may be supplemented or amended from time to time by Client with 30 days prior notice to and approval by CORD, which approval shall not be unreasonably withheld. If CORD notifies Client in good faith that any such supplement or amendment will require a material modification to the CORD Facility or CORD's procedures or requirements which are unique and specific to the Product or the Services resulting in a material increase to CORD's anticipated costs and expenses, then Client and CORD shall consult regarding such reasonable costs and expenses (hereinafter, simply "unique costs") and the parties shall negotiate the extent to which Client shall pay such unique costs resulting from that modification.

     Section 2. Product Supply, Warehousing and Storage. Client shall ship the Product to CORD at CORD's distribution facility currently located at 1135 Heil Quaker Boulevard, Suite 100, La Vergne, TN 37086 or to such other distribution facility in the Territory as may be designated by CORD (individually or collectively, the "CORD Facility"), in sufficient quantities to meet Client's anticipated Customer orders. CORD shall visually inspect each shipment of the

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Product for external  damage or loss in transit and notify Client of such damage or loss within ten days following discovery of such damage or loss by CORD.

     Client shall provide CORD with projections of its anticipated quarterly shipments of Product to CORD no later than 30 days prior to the beginning of each quarter. CORD shall store the Product in the CORD Facility in accordance with the requirements outlined in the Operating Guidelines. Client shall pay all costs and expenses of delivering the Product to the CORD Facility. CORD will never take title to the Product, even when such Product is located at the CORD Facility.

     Section 3. Standard Product Distribution. All Customer orders shall be processed by CORD as described in the Operating Guidelines.

     Customer orders will be delivered by a courier mutually chosen by Client and CORD. CORD will invoice Client for such handling services and freight cost on a monthly basis. CORD will use reasonable efforts to manage any claims by Client against the courier, provided, however, that CORD shall not be be held responsible for all lost or damaged shipments.

     In addition, Client shall reimburse CORD for all costs and handling expenses of packaging material used for shipping the Product and all business forms unique to Client (e.g., packing slips, invoices, etc.).

     The Product shall be shipped on a first expiration date-first out basis or as otherwise directed by Client. In addition, CORD shall establish (and Client shall approve) procedures for the processing and shipment of emergency orders on weekends and holidays, provided that Client shall separately pay all increased costs resulting from such orders.

     Section 4. Product Prices. Within thirty days prior to launch, Client shall deliver to CORD a Product price list for Customers who purchase the Product (the "Customer Price List"). Client shall notify CORD of any change in the Customer Price List not less than 10 business days prior to the effective date of any such change. The Parties hereby acknowledge that Client, and not CORD, is the seller of the Product to Customers.

     Section 5. Financial Support Services.

     (a) CORD shall perform the,  billing,  contract pricing  maintenance,  cash
application,   collections,   chargeback  processing,   and  reporting  services
described in the Operating Guidelines (the "Financial Support Service).

     (b) CORD shall have no obligation to pay for the Product or to reimburse Client for any losses incurred in connection with the failure of any Customer to pay Client any amount due.

     (c) Customers shall be directed to make payments for the Products in accordance with the Operating Guidelines.

     Section 6. Operating Guidelines. CORD and Client have developed the "operating guidelines" relating to the product and the services, which define and document the responsibilities of CORD and Client in support of the relationship described in this agreement (the "Operating Guidelines"). The Operating Guidelines are attached as Exhibit D to this

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

Agreement. CORD and Client shall comply in all material respects with the Operating Guidelines. All Operating Guidelines shall be implemented in good faith and in a commercially reasonable manner, subject to the qualifications set forth therein; provided that in the event of any inconsistency between the Operating Guidelines and the other provisions of this agreement, the other provisions of this agreement shall control. The Operating Guidelines may be amended from time to time upon the mutual agreement of CORD and Client.

     Section 7. Returns and Recalls. CORD shall assist in the processing of Product returns, including recall returns. The fees to be paid to CORD for these return services are described in Section 8.

     CORD shall process Customer Product return authorizations and credits as set forth in the Operating Guidelines ("Product Return Services"). The fee for such Product Return Services by CORD will be included as a part of the Customer Service Fees described in Section 8.

     If Client is required to recall, or, on its own initiative, recalls any Product, CORD will assist Client with that recall in all ways reasonably requested by Client ("Product Recall Services"); provided that Client shall pay to CORD an amount equal to all reasonable costs incurred by CORD in connection with any such Product Recall Services..

     Section 8. Fees. As compensation for the Services, Client shall pay CORD the fees described below (the "Fees"):

      a) Implementation Fees. Shall be in the amount specified in Exhibit A (the "Fee Schedule").

      b) Storage/Distribution  Fees.  This  component  of the Fees  shall  cover storage of product and distribution services. These Storage/Distribution Fees shall be based upon the number of pallets stored per month at the Facility, and the number of Invoice Lines (defined below) of Product shipped from the CORD Facility or the number of Invoice Lines of Product returns received at the CORD Facility. The Storage/Distribution Fees shall be calculated as described in (the Fee Schedule) and the following provisions of this section. For purposes of this agreement, the term "Invoice Line" shall mean: (i) for each shipment of Product to a Customer, each distinct Product SKU (shelf-keeping unit) specified in the packing slip, shipping manifest, or other similar document dispatched with such shipment and (ii) for each Customer return processed, including recall returns, each distinct SKU included as part of that return. For each calendar month, the total number of Invoice Lines to be calculated for purposes of determining the amount of the Storage/Distribution Fees payable for that month shall be determined by aggregating the Invoice Lines contained in all shipments completed and returns processed during such month.

      c) Information System Access and Use Fees. This component of the Fees shall cover Client's access and use of CORD's or an affiliate of CORD's Information System, consisting of the computer hardware and software and other components described in the attached Exhibit B (the "Order Entry System"), and other services relating to Client's use of the System which are described in that Exhibit. Access to the Order Entry System shall be provided pursuant to a

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

         System Access Agreement in the form of the attached Exhibit C, which agreement (the "System Access Agreement") shall be executed by the Parties concurrently with this agreement. The Order Entry System shall be made available to Client's Facility so long as Client first has in place a local area network sufficient to support all Client terminals and personal computers which will have access to the Order Entry System and a centralized server sufficient for data storage related to Client's use of the Order Entry System. All costs and expenses associated with establishing initial hook-up of all communication and electronic information lines necessary for interface of the Order Entry System with Client's information systems [located at 301 South State Street, Newtown, PA 18940], will be included in the Implementation Fee. Client shall have sole responsibility for all costs and expenses associated with maintaining all such communication and electronic information lines. CORD and Client shall each assign knowledgeable and qualified employees to facilitate the use of the Order Entry System as contemplated by this agreement.

      d) Financial Support Services Fees. This component of the Fees shall be for cash application, collections services, contract pricing maintenance and reporting services, and chargeback processing described in the Operating Guidelines, which fees (the "Financial Support Services Fees") shall be in the amount specified in Exhibit A.

      e) Customer Service Fees. This component of the Fees shall be a monthly fee as compensation for the Customer Services performed pursuant to the Operating Guidelines, which fees (the "Customer Service Fee") shall be in the amount specified in Exhibit A.

      f) Chargeback/Contract System Access and Use Fee. This Fee shall be as compensation for the access and use of CORD's chargeback and contract administration software, which fees (the "Chargeback/Contract Fee") are included in the monthly system Access Fee, specified in Exhibit A.

      g) Electronic Data Interchange Set-up, Maintenance, Access and Use Fees. This component of the Fees shall be as compensation for services related to the set-up and maintenance of Electronic Data Interchange ("EDI") transaction capabilities between Client and its Customers, and access and use of a healthcare industry value-added network through CORD for the processing of EDI transactions between Client and its Customers, which fees are included in the Information System Fees in Exhibit A.

     Following the end of each calendar month, CORD shall issue an invoice to Client for the Fees payable with respect to CORD's performance of the Services for the prior month. The Fees or other amounts owed to CORD by Client under this agreement shall be payable within 30 days of the date of CORD's invoice for such Fees or other amounts. If the Fees or other amounts payable to CORD under this agreement are not paid when due, then CORD shall have the right to impose a service charge on the unpaid amount calculated at the rate of 1.5% per month (or the maximum rate permitted by law if such rate is less than 1.5% per month) until such amount is paid in full.

     If CORD can reasonably demonstrate that the costs for providing the Services have materially increased, or are likely to materially increase in the coming year due to the adoption of any applicable law or regulation, or any material change in the interpretation or administration thereof (a "Cost Adjustment"), then CORD may propose an increase to the applicable component of the Fees as of any anniversary of the Commencement Date by an amount designed to eliminate any Cost Adjustment; provided that the costs used for determining such increases shall be reasonably determined under Generally Accepted Accounting Principles and cost allocation methods applied on a consistent basis. CORD shall notify Client of any such proposed Cost Adjustment not less than 120 days in advance. If CORD and Client cannot agree on such proposed Cost Adjustment, then Client may terminate this agreement on 90 days notice, and no Cost Adjustment will apply during such remaining 90 days until termination.

     Section 10. Term and Termination. (a) The initial term of this agreement (the "Initial Term") shall begin on the date that inventory of the Product is first entered into the Order Entry System (the "Commencement Date") and continue until the third anniversary of the Commencement Date, unless or until terminated sooner pursuant to the other provisions of this section. After the Initial Term, this agreement shall renew automatically for successive renewal terms of one year each unless notice of termination is given by any Party at least 90 days prior to the end of the term then in effect, in which case this agreement shall terminate at the end of that term. Any reference in this agreement to the "term of this agreement" shall include the Initial Term and any such renewal terms.

     (b) Either Party shall have the right to terminate this agreement upon the breach by the other Party of a material provision of this agreement and that Party's failure to cure such breach within 30-days following written notice thereof from the non-breaching Party or, in the event such failure is not capable of being cured within such 30-day period, the breaching Party's failure to continue to diligently prosecute such cure thereafter; provided, that, with respect to any failure to make any payment when due under this agreement, such period in which to cure shall be reduced to 10 days.

     (c) Either Party shall have the right to terminate this agreement immediately upon notice to the other Party following the commencement of any bankruptcy or insolvency proceeding (whether voluntary or involuntary) with respect to such other Party or its assets, the general assignment for the benefit of creditors by such other Party, or the appointment of a receiver, trustee or liquidator by or for such other Party.

     (d) Sections 13 and 15 through 18, inclusive, and the first paragraph under "Warehousing" in the Operating Guidelines in Exhibit D of this agreement shall survive the termination of this agreement, and no termination of this agreement shall affect any liabilities arising, or based upon acts or omissions occurring, prior to the date of such termination.

     Section 11. Audits. Client shall have the right during normal business hours (i.e., 8:00 a.m. to 5:00 p.m. local time), upon reasonable prior notice, to: (a) review and audit CORD's records relating directly to Product received at and shipped from the CORD Facility; (b) conduct, together with representatives of CORD, an inventory of the Product at the CORD Facility ;and (c) conduct together with representatives of CORD, a tour of the CORD Facility. CORD will maintain its records relating to the Product for at least three years.

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

     Section 12. Compliance With Laws. Each Party shall conduct its activities in connection with this agreement in substantial compliance with all applicable laws, rules, regulations, and order of governmental entities..

     Section 13. Representations and Warranties. Each Party represents and warrants to the other that: (a) it has full power and authority to enter into this agreement and perform and observe all obligations and conditions to be performed or observed by it under this agreement without any restriction by any other agreement or otherwise; (b) the execution, delivery and performance of this agreement have been duly authorized by all necessary corporate action of that Party; and (c) this agreement constitutes the legal, valid and binding obligation of that Party. Client further represents and warrants to CORD that the Product is and shall be manufactured in conformity with the Food, Drug, and Cosmetic Act, as amended, and all other applicable laws, rules, regulations, and order of governmental entities..

     Section 14. Taxes. Client shall pay when due all sales, use, gross receipts, excise, and personal property taxes associated with the Product (excluding any personal property tax associated with CORD's equipment used in connection with the Services), and other taxes or similar charges now or hereafter imposed as a result of the transactions contemplated by this agreement, none of which have been included in the fees payable to CORD under this agreement; provided that the amounts payable by Client under this section shall not include taxes based on the net income of CORD.

     Section 15. Trademarks. Neither Party shall have the right to use the name of the other Party or any affiliate of the other Party, or the other Party's or such affiliates' trademarks, patents, service marks, logos, or other similar marks in any manner except with the prior written approval of that Party; provided that the foregoing shall not prohibit CORD's use of Client' names or marks in connection with the performance of the Services in a manner consistent with this agreement, the past practices of the Parties or their affiliates, or the practices within the industry.

     Section 16. Confidentiality. Each Party acknowledges that as a result of this agreement it may learn and have access to trade secrets and other confidential and proprietary information of the other Party, including without limitation financial information, information regarding business practices and techniques, and systems and technology information (the "Confidential Information"); provided that, for purposes of this agreement, Confidential Information shall not include information disclosed by one Party to the other to the extent that such information: (a) is or becomes generally available in the industry in which the disclosing Party engages in business without any violation of this agreement by the other Party; (b) is already legally known to the other Party or any of its affiliates at the time of its disclosure by the disclosing Party; or (c) becomes known to the other Party or any of its affiliates from a source, not known to the other Party to be legally prohibited from discussing such information. (d) is independently developed by the other Party or any of its affiliates. The specific material terms of this agreement shall be deemed to be the Confidential Information of each Party.

     Neither Party shall, directly or indirectly, at any time: (i) disclose to any person or entity any Confidential Information of the other Party (whether learned before or after the date of this agreement), or (ii) use, or permit or assist any person or entity to use, any such Confidential Information, excepting only: (A) disclosures required by law, as reasonably determined by the disclosing receiving Party or its legal counsel, and (B) disclosures on a confidential basis to directors, officers, employees, and agents of that Party or its affiliates who have a reasonable need to know such Confidential Information in the normal course of business of that Party or any of that Party's affiliates.

     The obligations of confidentiality hereunder shall survive the termination of this agreement for a period of three (3) years. Upon termination of this agreement (for any reason) each Party shall promptly: (i) return to the other Party all documentation and other materials (including copies of original documentation or other materials) containing any Confidential Information of the other Party; or (ii) with the other Party's consent, which consent will not be unreasonably withheld, certify to the other Party, pursuant to a certificate in form and substance satisfactory to the other Party, as to the destruction of all such documentation and other materials.

     Section 17. Indemnification. Each Party shall indemnify and hold harmless the other and its parent and affiliates, and each of their directors, officers, employees, agents, and representatives from and against all claims, liabilities, losses, damages, costs, and expenses (including without limitation reasonable attorneys' fees) arising directly or indirectly out of any failure of that Party to perform and observe fully all obligations and conditions to be performed or observed by that Party pursuant to this agreement or any breach of any warranty made by that Party in this agreement. Client further agrees to indemnify and hold harmless CORD and its parent and affiliates and each of their directors, officers, employees, agents and representatives from and against all claims, liability, losses, damages, costs, and expenses (including without limitation reasonable attorney's fees) arising directly or indirectly out of injury or death to person or property alleged to have been caused by any defect in Clients Product. NOTWITHSTANDING THE FOREGOING, OR ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR OTHER SIMILAR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

     Section 18. Insurance. During the term of this agreement and for as long thereafter as necessary to cover claims resulting from this agreement, Client shall maintain: (i) product liability and commercial general liability insurance having a limit of not less than $10 million; and (ii) property damage insurance at replacement value for the Product located at the CORD Facility or in transit to or from the CORD Facility, pursuant to one or more insurance policies with reputable insurance carriers. Cardinal Health, Inc. and its subsidiaries shall be designated as "additional insureds" under the product liability and commercial general liability insurance policy(ies) and as "loss payees" under the property damage insurance policy(ies). Prior to the Commencement Date, Client shall deliver to CORD certificates evidencing such insurance. Client shall not cause or permit such insurance to be canceled or modified to materially reduce its scope or limits of coverage during the term of this agreement or thereafter as provided above. Except for any losses resulting solely from the negligence or intentional misconduct of CORD, Client shall bear all risk of loss or damage with respect to the Product, whether located at the CORD Facility or otherwise.

     Section 19. Relationship of the Parties. The relationship among the Parties is and shall be that of independent contractors. This agreement does not establish or create a partnership or joint venture among the Parties.

                                       7
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     Section 20. Notices. Any notice or other communication  required or desired to be given to any Party under this agreement shall be in writing and shall be deemed given: (a) three business days after such notice is deposited in the United States mail, first-class postage prepaid, and addressed to that Party at the address for such Party set forth at the end of this agreement; (b) one business day after delivered to Federal Express, Airborne, or any other similar express delivery service for delivery to that Party at that address; or (c) when sent by facsimile transmission, with electronic confirmation, to that Party at its facsimile number set forth at the end of this agreement. Any notice delivered by facsimile transmission will be deemed delivered upon electronic confirmation provided the notice is also deposited in the U.S. mail, first-class postage prepaid. Any Party may change its address or facsimile number for notices under this agreement by giving the other Parties notice of such change.

     Section 21. Remedies. Each Party acknowledges that in the event of any violation by that Party of any of the provisions of Section 15 and 16 of this agreement, the other Party would suffer irreparable harm and its remedies at law would be inadequate. Accordingly, in the event of any violation or attempted violation of any such provisions by either Party, the other Party shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief, without any showing of irreparable harm or damage or the posting of any bond. The rights and remedies of each Party under this agreement shall be cumulative and in addition to any other rights or remedies available to such Party, whether under any other agreement, at law, or in equity.

     Section 22. Governing Law. All questions concerning the validity or meaning of this agreement or relating to the rights and obligations of the Parties with respect to performance under this agreement shall be construed and resolved under the laws of the State of Delaware.

     23 Severability. The intention of the Parties is to comply fully with all laws and public policies, and this agreement shall be construed consistently with all laws and public policies to the extent possible. If and to the extent that any court of competent jurisdiction determines that it is impossible to construe any provision of this agreement consistently with any law or public policy and consequently holds that provision to be invalid, such holding shall in no way affect the validity of the other provisions of this agreement, which shall remain in full force and effect.

     Section 24. Non-waiver. No failure by either Party to insist upon strict compliance with any term of this agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of the other Party shall affect, or constitute a waiver of, the first Party's right to insist upon strict compliance, to exercise that option, to enforce that right, or to seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this agreement shall affect, or constitute a waiver of, that Party's right to demand strict compliance with all provisions of this agreement.

     Section 25. Force Majeure. If the performance of any part of this agreement by either Party shall be affected for any length of time by fire or other casualty, government restrictions, war, riots, strikes or labor disputes, lock out, transportation delays, acts of God, or any other causes which are beyond the control of the Parties, such Party shall not be responsible for delay or failure of performance of this agreement for such length of time, provided, however, that the obligation of one Party to pay amounts due to any other Party shall not be subject to the provisions of this section.

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

     Section 26. Genders and Numbers. Where permitted by the context, each pronoun in this agreement includes the same pronoun in the other genders or numbers and each noun used in this agreement includes the same noun in other genders.

     Section 27. Complete Agreement. This agreement (together with the exhibits attached hereto and the other documents referred to herein, all of which are hereby incorporated herein by reference) contains the entire agreement between the Parties and supersedes all prior or contemporaneous discussions, negotiations, representations, warranties, or agreements relating to the subject matter of this agreement. No changes to this agreement shall be made or be binding on either Party unless made in writing and signed by both Parties.

     Section 28. Successors. Except as set forth in this Section 28, neither Party shall have the right to assign this agreement or any of such Party's rights or obligations under this agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Subject to the preceding sentence, this agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of the Parties.



CollaGenex Pharmaceuticals, Inc.          CORD Logistics, Inc.

By:/s/ Nancy C. Broadbent                 By:/s/ Frank C. Wegerson
   ----------------------------              ------------------------------
      (Name) Nancy C. Broadbent                Frank C. Wegerson
      (Title) Vice President                   Vice President & General Manager

Initials: NCB                             Initials: FCW
         -----                                     -----


Address:                            Address:
301 South State Street              1135 Heil Quaker Blvd, #100
Attn:  Controller                   Attn:  Vice President & General Manager
Newtown, PA  18940                  LaVergne, TN  37086
FAX::  (215) 579-8577               FAX:  (615) 793-4783

Exhibits

                  Exhibit A   Fee Schedule
                  Exhibit B   Order Entry System
                  Exhibit C   System Access Agreement
                  Exhibit D   Operating Guidelines

                                                                       EXHIBIT A
                                                                       ---------


                                  FEE SCHEDULE
                                  ------------


1) Program  Implementation  Fees - One-Time  Start-Up: $    *
     ($  *    payable completion Year 1, $  *    Year 2; $  *
     completion Year 3)

2) Information Systems Fees
        a)  Information System Access Fees:
            Monthly System Access Fee:                 $   *    beginning Year 3

3) Customer Service Fees
        a)  Monthly Fixed Fee:                         $   *
        b)       *                                     $   *

4) Financial Services Fees
        a)  Monthly Fixed Fee:                         $   *
        b)       *                                     $   *

5) Distribution Fees:
     Fixed Expense Pallet Storage:                     $   *   Pallet/Month
         a) Assuming 90-day Inventory on Hand
         b) Fees Billed Monthly, Audited Weekly, Adjusted for Variance Quarterly Quarterly
         c) * Assumes 42"x48"x48" stacked pallet. (Implementation Planning may yield alternate Pallet Configurations which, in turn, may yield different Monthly Pallet Charges and will be amended.)

     Variable Line Charge for Pick/Pack/Stage:
         a) Per Line Product Fee:               $  *
         b) Per Piece Product Return Fee:       $  *
         c) Per Line Samples and Literature     $  *

4) Other Client Incurred Fees  will be paid by CORD and Billed to Client
         a) Transportation Charges, Per Client Specifications plus 5% administration fee
         b) Packaging   and  Container   Charges,   Per  Client   Specifications
            plus  15% administration fee
         c) Third-Party   Destruction   Charges,   Per   Client   Specifications
            plus 5% administration fee

Future Price  Increases:  The above fees will be held firm through      *
    .  A         *           per annum  price  increase  will apply to  services
described above effective       *        .

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission.

                                                                       EXHIBIT B
                                                                       ---------

                          ORDER ENTRY SYSTEM
                          ------------------

A. System Access
   -------------

Includes access to CORD's processor and operating systems (Monday through Friday 12 hours per day (5:30 a.m. to 5:30 p.m., Pacific Standard Time), excluding holidays.
B. Software Access and Maintenance
   -------------------------------

Includes access to CORD's or an affiliate of CORD's standard software. CORD or an affiliate of CORD shall perform necessary modification to bring the systems in compliance with the standard functionality described below.

   Customer service
   Reports necessary to perform Medicaid rebate calculations.
   Billing (Customization of invoicing/packing slips)
   Inventory tracking and reporting
   Lot tracking
   Order entry
   Warehousing
   Returns processing
   Ability to download system data to Client's processors for reporting writing All standard reports
   Contracts/pricing maintenance and chargeback processing


Systems Development/Additional Services:

Client bears financial responsibility for customization beyond the standard systems functionality described above. Such customization performed by CORD or its representatives (exclusive of the base package) in connection with this agreement shall be billed to Client as follows:

   Systems and software development--$ *    per hour per person, plus travel.
   On-site training--$ *    per hour/person, plus travel.
   Supplies, equipment and other, to be agreed upon by both parties.

* Confidential information has been omitted and filed separately with the Securities and Exchange Commission.

                                                                       EXHIBIT C
                                                                       ---------

                             SYSTEM ACCESS AGREEMENT
                             -----------------------


     This agreement is made as of _January 1, 1998, between CORD Logistics, Inc., an Ohio corporation ("Licensor"), and CollaGenex Pharmaceuticals, Inc., a Delaware Corporation ("Licensee"), who hereby agree as follows:

            1. System Access; Maintenance Obligations. On the terms and subject to the conditions described in this agreement and the Distribution Services Agreement having the same date as this agreement between Licensor and Licensee (the "Distribution Agreement"), Licensor hereby grants to Licensee a nonexclusive license (the "License") to utilize Licensor's Order Entry System, consisting of the computer hardware, software, and other components described in Exhibit B to the Distribution Agreement (collectively, the "System"), for the information processing needs of Licensee in connection with the Services to be provided by Licensor under the Distribution Agreement. Licensee shall maintain during the term of this agreement the network and local area network (including without limitation centralized server) requirements for the System described in the Distribution Agreement.

     During the term of this agreement, Licensee shall employ reasonable security measures and policies designed to safeguard the integrity, accessibility, and confidentiality of all of Licensee's data resident on the System and establish reasonable disaster and emergency recovery plans designed to minimize disruption from System operation interruptions. Licensee shall have the right to review the operation of the System from time to time upon reasonable prior notice from Licensee to Licensor; provided that such reviews shall be conducted in a manner to avoid disruption of Licensor's business operations to the extent possible.

            2. Proprietary Rights. Licensee shall have the right to use access the System during the term of this agreement as expressly provided in paragraph 1 of this agreement, but not otherwise. Licensee shall not assign or otherwise transfer, disclose, copy, modify, or decompile the System or any part thereof. The System and all parts thereof, in all of their tangible and intangible manifestations, all existing or new enhancements, developments, derivative works, and other adaptions or modifications to the System (or any part thereof), and all related proprietary rights, are and shall remain the exclusive property of Licensor. Except for the License, Licensee shall have no right, title, or interest in or to the System or any part thereof. Upon termination of this agreement, Licensee shall promptly return to Licensor all portions of the System then in Licensee's possession or under its control.

            3. Warranties. Licensee acknowledges that it has had adequate opportunity to review the System and its features and operation, and Licensee accepts the System "AS IS" for its use as contemplated in the Distribution Agreement. Licensor hereby warrants that the System will record, process, calculate, present, and, where appropriate, insert true and accurate dates and calculations for calendar dates falling on or after January 2000. LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, RELATING DIRECTLY OR INDIRECTLY TO THE SYSTEM OR ANY PART THEREOF, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

            4. Limitation On Liability. LICENSOR SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, OR OTHER SIMILAR DAMAGES ARISING DIRECTLY OR INDIRECTLY OUT OF THE USE OR INABILITY TO USE THE SYSTEM OR ANY PART THEREOF, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER CLAIMED UNDER CONTRACT, TORT, OR ANY OTHER LEGAL THEORY.

     IF ANY OF THE LIMITATIONS ON THE LIABILITY OF LICENSOR CONTAINED IN THIS AGREEMENT ARE FOUND TO BE INVALID OR UNENFORCEABLE FOR ANY REASON, THEN LICENSOR AND LICENSEE EXPRESSLY AGREE THAT THE MAXIMUM AGGREGATE LIABILITY OF LICENSOR FOR ALL CLAIMS RELATING TO THE SYSTEM SHALL NOT EXCEED 100% OF THE AGGREGATE BASE PACKAGE FEES PAID BY LICENSEE TO LICENSOR FOR LICENSEE'S USE OF THE SYSTEM UNDER THE DISTRIBUTION AGREEMENT.

            5. Taxes. Licensee shall pay when due all sales, use, gross receipts, excise, property, and other taxes or similar charges (other than taxes based upon Licensor's net income) now or hereafter imposed as a result of the transactions contemplated by this agreement.

            6. Term. The term of this agreement shall begin upon Licensee's initial use of the System as evidenced by the first entry of inventory into the System (which may be a date earlier than the Commencement Date specified for the Distribution Agreement) and shall end: (a) automatically upon the termination of the Distribution Agreement (for any reason), or (b) on any earlier date specified by Licensee in notice to Licensor given not less than 180 days prior to the specified termination date; provided that: (i) paragraph 2 through 5, inclusive, and paragraph 8 of this agreement shall survive the termination of this agreement, and (ii) no termination of this agreement shall affect any liabilities arising, or based upon acts or omissions occurring, prior to such termination.

     Licensee shall continue to have access to the System for a reasonable period of time (not to exceed 60 days) following termination of this agreement solely for purposes of retrieving and transferring to a separate system Licensee's data relating to its pre-termination operations, and Licensor shall reasonably cooperate with Licensee to preserve the integrity and accessibility of Licensee's data during such period; provided that, during such period, Licensee shall continue to pay the full Base Package and other fees payable by Licensee under the Distribution Agreement and comply with all other requirements imposed upon Licensee under this agreement.

            7. Notices. Any notice or other communication required or desired to be given to either party under this agreement shall be in writing and shall be deemed given: (a) three days after mailing, if deposited in the United States mail, first-class postage prepaid, and addressed to that party at its address set forth at the end of this agreement; (b) when received if delivered to Federal Express or any other similar overnight delivery service for delivery to that party at that address; or (c) when sent by facsimile transmission, with electronic confirmation, to that party at its facsimile number set forth at the end of this agreement. Either party may change its address or facsimile number for notices under this agreement by giving the other party notice of such change.

            8. Remedies. Licensee each shall indemnify Licensor and its affiliates, directors, officers, employees, agents, and representatives against all claims, liabilities, losses, damages, costs, and expenses (including without limitation reasonable attorneys' fees) arising directly or indirectly out of any failure of Licensee to perform and observe fully all obligations and conditions to be performed or observed by Licensee pursuant to this agreement. Licensee acknowledges that in the event of any violation by it of any of the provisions of paragraph 2 of this agreement, Licensor would suffer irreparable harm and its remedies at law would be inadequate. Accordingly, in the event of any violation or attempted violation of any such provisions by Licensee, Licensor shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief, without any showing of irreparable harm or damage or the posting of any bond, in addition to any other rights or remedies which may be available to Licensor.

            9.  Force  Majeure.  Notwithstanding  any other  provisions  of this agreement or the Distribution Agreement to the contrary, each party's obligations under this agreement (exclusive of payment obligations) shall be excused if and to the extent that any delay or failure to perform such obligations is due to fire or other casualty, material shortages, strikes or labor disputes, acts of God, or other causes beyond the reasonable control of that party.

            10. Successors. Licensee shall not assign or otherwise transfer this agreement or any of its rights or obligations under this agreement without the prior written consent of Licensor, which consent shall not be unreasonably withheld. Subject to the preceding sentence, this agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of each party.

            11. Interpretation. This agreement shall be governed by and construed in accordance with the laws of the State of Ohio. If and to the extent that any court of competent jurisdiction determines that it is impossible to construe any provision of this agreement consistently with any law or public policy and consequently holds that provision to be invalid, such holding shall in no way affect the validity of the other provisions of this agreement, which shall remain in full force and effect.

            12.   Complete   Agreement.   This  agreement   (together  with  the
Distribution Agreement, which is hereby incorporated herein by reference) constitutes the entire agreement between the parties with respect to the subject matter of this agreement and supersedes all prior or contemporaneous discussions, negotiations, representations, warranties, or agreements relating to the subject matter of this agreement. This agreement may not be amended or otherwise modified except by a written instrument signed by each party.

CollaGenex Pharmaceuticals, Inc.          CORD Logistics, Inc.


By:/s/ Nancy C. Broadbent                 By:/s/ Frank C. Wegerson
   ----------------------------              -----------------------------------
      (Name) Nancy C. Broadbent                 Frank C. Wegerson
      (Title) Vice President                    Vice President & General Manager
      Initials: NCB                             Initials: FCW
                ---                                       ---

Address:                            Address:
301 South State Street              1135 Heil Quaker Blvd, #100
Attn:  Controller                   Attn:  Vice President & General Manager
Newtown, PA  18940                  LaVergne, TN  37086
FAX:   (215) 579-8577               FAX:  (615) 793-4783

                                                                       EXHIBIT D


              COLLAGENEX PHARMACEUTICALS INC./CORD LOGISTICS, INC.

                              OPERATING GUIDELINES

In execution of the Distribution Services Agreement, CORD Logistics, Inc. ("CORD") will follow the Operating Guidelines as developed jointly with CollaGenex Pharmaceuticals Inc. ("CollaGenex"). These Operating Guidelines are in addition to CORD Information Systems Operating Instructions, as well as the CORD Standard Operating Procedures ("SOPs"). Copies of these documents are maintained by both parties and will be reviewed, and updated if necessary, from time to time as mutually agreed, but not less than once per calendar year.

WAREHOUSING
-----------

CORD will maintain its warehouse facility in accordance with all state and federal licensing requirements and will ensure full compliance with Prescription Drug Marketing Act and FDA guidelines and regulations. CORD will ensure full compliance with all cGMP, SOP and QA procedures. Documented training programs will be maintained by CORD.

CORD will comply with storage, handling and shipping conditions designated by CollaGenex for the Products. Products will be stored in an area with secured access, accessible only to authorized CORD personnel as agreed to by CollaGenex and CORD.

Inventory will be received into and tracked on an automated inventory system capable of full lot tracking on a shipment by shipment basis. Inventory must be recorded and controlled by SKU, by lot number and by expiration date. Any quarantined Product must be physically segregated and appropriately labeled. Quarantined Product can only be released from quarantine status in the automated inventory system by an authorized CollaGenex or, if designated by CollaGenex, a CORD QA employee and physically released by an authorized CORD employee. Inventory will be routinely verified by CORD through weekly cycle counts. Should deviations occur, CollaGenex and CORD will jointly determine corrective actions required. CollaGenex and their auditors will have access for pre-arranged physical inventory observations. CORD will notify CollaGenex of all expired Product or Product which has reached "short dated" status, specified by CollaGenex to be six months prior to expiration date. Disposition of returned, rejected or expired Product must be handled according to CollaGenex's direction.

DISTRIBUTION
------------

CORD and CollaGenex will agree upon a common carrier that provides the most favorable rates and pick up schedule. CORD will procure and bill CollaGenex for all shipping materials in accordance with this Agreement. CORD's proposal. All Product will be shipped utilizing packaging and shipping carton(s) as deemed appropriate by CORD. Unless instructed otherwise by CollaGenex, shipping will occur based on the shipping procedures provided by CollaGenex.

CORD will comply with First to Expire, First Out (FEFO) inventory allocation. Any deviations from FEFO must have prior approval by CollaGenex in writing.

CORD will perform quality verification by an individual other than the employee whom picked the order, on all CollaGenex shipments. All orders will be confirmed on the same business day in which shipment occurs.

CORD will establish an account for CollaGenex with the carrier selected by CORD and approved by CollaGenex. If UPS is the selected carrier, shipping charges will be billed directly to CORD's account and passed through to CollaGenex per the Distribution Agreement. All freight and insurance will be paid by CollaGenex. Title will pass to the customer at the point of delivery to a common carrier. CORD will perform proof of delivery or freight claim services on behalf of the customer for CollaGenex. In the event of legitimate customer claims, CORD will issue a credit to the customer for the invoice amount. CollaGenex will approve all such credits.

CUSTOMER CREDIT
---------------

CollaGenex will determine the customers to whom it will sell on a direct basis. Customer class definitions will be established and customers will be grouped according to their functional criteria. Wholesalers will be required to sign the CollaGenex Distributor Agreement form which will automatically renew on an annual basis until terminated by either Party.

CollaGenex will assign credit limits to customers. The CORD system will monitor orders and outstanding accounts receivable against such credit limit and hold orders as needed. Additionally, CollaGenex may elect to place a customer's account on credit hold so that all orders are reviewed prior to shipment. All orders held for credit limits or for credit hold will be reviewed and approved by CollaGenex prior to shipment.

CORD will be responsible for inputting and for maintaining customer profiles. The initial set up will be verified to information provided by CollaGenex. Subsequent customers will be added after a customer profile automation form has been completed by CollaGenex.

CUSTOMER SERVICE
----------------

CORD will staff the CollaGenex Customer Service line from 7:00 a.m. - 6:00 p.m. central standard time. No more than two rings will occur before the customer's call is handled. As a backup to the customer service representatives, a voice mail system will be maintained to accept telephone orders and to collect messages from customers. CORD's dedicated customer service line for CollaGenex will incorporate programming to forward calls to a CollaGenex designated clinical service phone number if calls of a clinical nature are received outside of regular customer service hours. CORD's Customer Service representative will be knowledgeable about CollaGenex and the Product and will conduct themselves in a courteous and professional manner.

Orders
------

Orders will be accepted via EDI, telephone, fax or mail. All orders received by 2:00 p.m. central time and validated as approved orders will be shipped according to CollaGenex's shipping procedures. EDI orders will be collected throughout the day, accordingly to a pre-determined scheduled developed by CORD and CollaGenex. EDI Orders received after 12:00 p.m. central time will be shipped the following shipping day, excepting holidays and days designated by CollaGenex as non-shipment dates.

Customers must order according to CollaGenex minimum order and order line quantity as stated in the CollaGenex Distributor Agreement and on Product ordering instructions.

CollaGenex will instruct its customers to place orders based on the CollaGenex Distribution Agreement. However at CollaGenex's discretion, the policy may not be enforced at launch. Post-launch customer order frequency will be monitored via a report furnished by CORD. Customers habitually exceeding the order frequency policy may be required to pay freight costs. CollaGenex will determine when this policy will be enforced and will notify CORD of the specific instructions for enforcement in writing.

CollaGenex reserves the right to limit quantities, to hold or to refuse orders. These decisions will be executed by CORD.

CORD will ensure order entry accuracy of 98% or higher for all order lines processed during each calendar quarter. Errors which may occur within this tolerance range are wrong Product NDC input or incorrect order quantity input. Should deviations occur outside the tolerance range, CollaGenex and CORD will jointly determine corrective actions.

Pricing and Terms
-----------------

CollaGenex will publish terms to wholesalers and warehouse chains. Those standard terms are 2% - 30 days; net 31 days. Contracted customers may have non-standard terms.

List prices for wholesalers and warehouse chains will be published by CollaGenex and are subject to change from time to time at the sole discretion of CollaGenex. Contract prices will be determined by CollaGenex on a contract by contract basis. CollaGenex will notify CORD of such price changes with sufficient notice for update of the CORD system files. Advance notice to customers may or may not be provided, at CollaGenex's discretion. All customer notifications will be developed by CORD and approved by CollaGenex.

All system maintenance of pricing and terms will be performed by CORD. CollaGenex will provide to CORD in writing any changes to prices or terms. CORD will be responsible for updating the CORD system within 24 to 48 hours of receipt of such notice. All CORD employees are bound by the confidentiality provisions of the Agreement between CORD and CollaGenex and, as such, shall not disclose CollaGenex sales data or pricing information outside the specific CORD employees who have a need to know of this information in the course of performing their routine job responsibilities.

CORD will provide the necessary reports within time frames to be agreed by the parties to ensure CollaGenex can comply with the reporting requirements of Medicaid (OBRA), Veterans HealthCare Act, PHS Covered Entities, and state rebate programs. CollaGenex will define reporting requirements against which CORD will produce the required reports.

INVOICING
---------

CORD Customer Service will ensure all invoices are mailed or, once an EDI invoicing system is implemented, transmitted via EDI the same business day as the shipment occurs; or by noon the following business day.

For any order shipped after the close of business, the invoice will be prepared and mailed the following business day.

Once an EDI invoicing system is fully and jointly implemented by CORD and CollaGenex, CORD will execute and complete EDI testing for additional CollaGenex customers within 30 days of the customer's request.

PRIME VENDOR PROGRAM/CHARGEBACKS
--------------------------------

CollaGenex may enter into prime vendor arrangements for contract or government mandated pricing arrangements. CollaGenex has the right to accept or refuse the contractee's request to be named prime vendor. Once EDI chargeback processing is available, CollaGenex, where possible, will encourage the contract customer to select a wholesaler with full EDI capabilities, receipt of bid award notification, chargeback submission, chargeback reconciliation and credit invoicing to serve as their prime vendor.

CORD, on behalf of CollaGenex, will run chargeback processing daily with reconciliation of chargeback discrepancies within 5 working days. The chargeback SOP will define the parameters available to CORD to resolve discrepancies.

All chargebacks will be processed according to the chargeback policy for CollaGenex. All validated chargeback submissions will be settled via credit invoice. CollaGenex will not make advance payments or authorize advance deductions of chargebacks.

Prime vendors will be instructed that all returns from CollaGenex's contract customers must be reported as a reverse chargeback. CollaGenex will maintain the right to audit a prime vendor's records related to chargeback requests.

ACCOUNTS RECEIVABLE
-------------------

CollaGenex will open and maintain a lockbox. CORD will receive the notification of lockbox deposits along with the customer's remittance information. CORD will reconcile and apply the cash receipt to the outstanding accounts receivable on the same day as received from the bank or within 24 hours of receipt. CORD will have no access to funds in the lockbox. To aid the cash application process, CollaGenex will authorize accounts receivable payment terms of one day past published terms. This grace period will not be communicated to customers. For payments received with a postmark beyond the payment terms grace period, the discount will be disallowed and maintained as a balance due on the Accounts Receivable account. CORD will notify the customer of the outstanding balance via a letter to be developed by CORD

Accounts Receivable will be monitored by CORD with appropriate collection action taken as directed by CollaGenex. The performance measurement for CORD is confirmation of the strict compliance with the SOP for collection of past due receivables.

GOVERNMENT REPORTING
--------------------

Within the first five business days following a calendar quarter end, CORD personnel will provide the following Government reports to CollaGenex:

       IFF Direct Sales Report
       IFF Indirect Sales Report
       AMP Report
       Non FAMP Report
       Best Price Report
       Most Favored Price Report
CORD will also make available all supporting schedules and source documents to be used by CollaGenex to perform verification of the Government reports as they deem necessary.

RETURN GOODS/RECALLS
--------------------

Returns
-------

Returns will be processed according to the Return Procedures defined by CollaGenex.

CORD will complete the processing of all returns and issue credits within 5 business days of receipt of the return.

Recalls
-------

Recalls will be processed according to Recall Procedures defined by CollaGenex.

CORD will provide the necessary recall reporting using the CORD CIS Recall and lot history reports.

MONTH-END CLOSE
---------------

CORD will comply with all month-end reporting requirements as specified by CollaGenex. CollaGenex will complete its close by the 5th working day after the last day of the month being closed.

LAUNCH REQUIREMENTS
-------------------

CORD will make all efforts, as previously approved by CollaGenex, to support CollaGenex requirements for a quick entry into the marketplace. Activities that CORD will perform include pre-loading customer orders, pick/pack/ship within 24 hours of FDA approval or Product availability from CollaGenex. Specific launch instructions will be developed by CollaGenex.

SYSTEMS
-------

CollaGenex retains ownership to all data in the CORD CIS system related to CollaGenex's business. All CollaGenex data must be segregated within the system with appropriate system access. CollaGenex must have on-line access to inventory records, lot tracking, customer profiles, item maintenance, pricing and terms, and other critical data as defined in the procedures. Reporting and interfaces will be defined by CollaGenex and jointly agreed upon with CORD. CORD will maintain all systems within the change control SOPs. CORD's CIS processor will be accessible by CollaGenex 7:30 a.m. - 7:30 p.m. central time Monday through Friday except for routine, schedule maintenance. Unscheduled system downtime per calendar quarter shall not exceed 2% of the normally accessible access hours. CORD will immediately notify CollaGenex of any system

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problem that might affect  services and an  estimated  time for  restoration  of system access. Daily system backups of changed object files and weekly fully system backups will be performed according to Regional Data Center SOP #RDC-004. Fire proof offsite storage is utilized for the safekeeping of the weekly full backups.

AUDITS/INSPECTIONS
------------------

Upon reasonable prior notice, CollaGenex personnel and their representatives will have access to CORD facilities for review and audit of CORD's records to assure compliance to cGMP and contractual agreements and to conduct, together with CORD representatives, periodic inventories of CollaGenex Products.

CORD  will  assist  with   inspections/audits   of  the  Federal   Food  &  Drug
Administration or other governmental or official agencies. CORD will notify CollaGenex immediately of any such audits that are of an unscheduled nature.

CONTINUOUS IMPROVEMENT
----------------------

CollaGenex and CORD will meet quarterly to review performance and to jointly develop continuous improvement to the CollaGenex services.